SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1441 Gardiner Lane
Louisville, Kentucky 40213
(Address of Principal Executive Offices, including Zip Code)

YUM! BRANDS, INC. 2025 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Erika Burkhardt, Esq.
Chief Legal Officer and Corporate Secretary
YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213
(502) 874-8300
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                     Incorporation of Documents by Reference.

    The following documents, which have been filed by YUM! Brands, Inc, a corporation organized under the laws of North Carolina (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 19, 2025;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 6, 2025;

(c) The Company’s Current Reports on Form 8-K, filed with the Commission on January 8, 2025, January 15, 2025 and March 31, 2025.

(d) The description of the Company’s common stock (“Common Stock”) contained in the Company’s registration statement on Form 10 filed under the Exchange Act on August 27, 1997, including any amendments or reports filed thereunder that update or otherwise modify such description, including the description of the Common Stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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 Item 4.                     Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel
             The legality of the securities being registered pursuant to this registration statement has been passed upon by Erika Burkhardt, Chief Legal Officer and Corporate Secretary. As of May 15, 2025, Ms. Burkhardt owned 64 shares of Common Stock and had the right to acquire approximately 12,570 additional shares of Common Stock.

Item 6.            Indemnification of Directors and Officers

            Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act, or NCBCA, contain specific provisions relating to indemnification of directors and officers of North Carolina corporations.  In general, such sections provide that:  (i) a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him.  A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute.  A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

            Article Sixth of the Registrant's Restated Articles of Incorporation, referred to as the Charter, provides that the Registrant will, to the fullest extent permitted by law, indemnify its directors and officers against all liabilities and expenses (including attorney's fees) in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Registrant, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were, at the time taken, known or believed by such director or officer to be clearly in conflict with the Registrant's best interests.  The Charter also provides that the Registrant will indemnify any person who, at its request, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as trustee or administrator under any employee benefit plan.  Indemnification provided under the Charter will in each case include advances of a director's or officer's expenses prior to final disposition of such proceeding upon receipt of an undertaking to repay such amount unless it will ultimately be determined that he or she is entitled to be indemnified.  The foregoing rights of indemnification under the Charter are not exclusive of any other rights to which those seeking indemnification may be entitled and will not be limited by the provisions of Sections 55-8-50 through 55-8-58 of the NCBCA or any successor statute.

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            The Registrant's officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses arising from any alleged wrongful act including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect of duty.

            The Registrant has entered into indemnity agreements with each of its directors.  The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Registrant.  The Registrant may from time to time enter into indemnity agreements with additional individuals who become its officers and/or directors.

Item 7                        Exemption from Registration Claimed.

Not applicable.

Item 8.                     Exhibits.

A list of exhibits included as part of this Registration Statement is set forth below.

Exhibit Number	Description of Exhibits

4.1	Restated Articles of Incorporation of the Registrant, effective May 26, 2011, incorporated herein by reference to Exhibit 3.1 to the Registrant's Report on Form 8-K filed on May 31, 2011.

4.2	Amended and restated Bylaws of the Registrant, effective November 12, 2021, incorporated herein by reference from Exhibit 3.2 to the Registrant’s Report on Form 8-K filed on November 17, 2021.

4.3	YUM! Brands, Inc. 2025 Long Term Incentive Plan effective as of May 15, 2025, incorporated herein by reference to Appendix A of the Registrant’s definitive proxy statement filed on April 4, 2025.

5.1	Opinion and consent of Erika Burkhardt, Chief Legal Officer and Corporate Secretary of the Registrant

23.1	Consent of Erika Burkhardt, Chief Legal Officer and Corporate Secretary of the Registrant (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included on the signature page of the Registration Statement)

107	Filing Fee Table

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Item 9.            Undertakings

            (a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 15th day of May, 2025.

YUM! BRANDS, INC.

By:	/s/ Erika Burhardt
Erika Burkhardt
Chief Legal Officer and Corporate Secretary

            Each person whose signature appears below hereby severally constitutes and appoints Erika Burkhardt and Larry Derenge, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents

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and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Gibbs	Chief Executive Officer	May 15, 2025
David Gibbs	(principal executive officer)

/s/ Chris Turner	Chief Financial and Franchise Officer	May 15, 2025
Chris Turner	(principal financial officer)

/s/ David Russell	Senior Vice President Finance and Corporate Controller	May 15, 2025
David E. Russell	(principal accounting officer)

/s/ Paget L. Alves	Director	May 15, 2025
Paget L. Alves

/s/ Keith Barr	Director	May 15, 2025
Keith Barr

/s/ Brett Biggs	Director	May 15, 2025
Brett Biggs

/s/ Chris Connor	Director	May 15, 2025
Chris Connor

/s/ Brian Cornell	Director	May 15, 2025
Brian Cornell

/s/ Tanya L. Domier	Director	May 15, 2025
Tanya L. Domier

/s/ Susan Doniz	Director	May 15, 2025
Susan Doniz

/s/ Mirian Graddick-Weir	Director	May 15, 2025
Mirian Graddick-Weir

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/s/ Thomas C. Nelson	Director	May 15, 2025
Thomas C. Nelson

/s/ Justin Skala	Director	May 15, 2025
Justin Skala

/s/ Annie Young-Scrivner	Director	May 15, 2025
Annie Young-Scrivner

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